Exhibit 99.11

HANDA LAB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of Handa Lab Co., Ltd. and its consolidated subsidiary prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Handa Lab was established in 2021 and specializes in the manufacture and sale of intelligent monitoring systems, machine vision and laser testing systems, and data gathering systems. The Company offers a diverse range of equipment and software, tailored to meet specific customer requirements in terms of specifications, functions, standards, and delivery timelines. Handa Corporation Co., Ltd., in which the Company holds a 60% stake, was established in 2023 and specializes in the manufacture and sale of intelligent robotic systems.

The Company specializes in providing customized solutions across various industries, leveraging AI and vision technologies. The Company offers intelligent monitoring systems, machine vision systems, autonomous driving systems, and collaborative robot systems, all tailored to meet specific industry needs, showcasing the Company’s versatility and technological expertise. The primary focus is on two types of products and two research and development projects: the Intelligent Monitoring System, Machine Vision and Laser Inspection Systems, Collaborative Robot Control System, and Electric Vehicle Autonomous Charging Robot System.

The Intelligent Monitoring System utilizes IP and CCTV cameras for real-time monitoring of factories, offices, and farms. By integrating deep learning-based intelligent solutions, it helps prevent product defects, accidents, and theft while providing comprehensive video data. Key features include real-time monitoring of production and assembly lines, rapid and accurate inspections using proprietary deep learning models, quantitative recording of inspection results, and the ability to mark and review specific events in recorded footage.

The Machine Vision and Laser Inspection Systems employ industrial cameras and laser displacement sensors to enhance product quality inspections and alignment processes. The Company offers machine vision solutions compatible with Cognex and Keyence systems, laser-based inspection solutions using Keyence and Gocator sensors, as well as data collection and analysis solutions. These systems improve efficiency through optimized optical design and can be integrated with various software platforms, including Python, C#, LabVIEW, and VB.NET.

The Collaborative Robot Control System provides control systems for industrial and collaborative robots, focusing on automated piece picking, palletization, and autonomous mobile robots for logistics. The systems are also developing robotic vision and intelligence solutions using platforms such as Ubuntu, ROS, Python, and C/C++, reflecting the Company’s commitment to advancing automation technologies in industrial applications.

The Electric Vehicle Autonomous Charging Robot System integrates cooperative autonomous navigation, precise robot control for automatic charging, and high-safety mobile secondary batteries. A key innovation is the development of an autonomous charging robot system for electric vehicles, which includes charging connector docking technology, a charging application, and a control system to manage the autonomous EV charging robot, movable battery system, and user applications.

To date, the Company holds six patents related to its technological innovations, covering areas such as autonomous towing devices for EV charging, autonomous navigation systems, pickup systems for EV charging robots, real-time road map generation, cooperative autonomous driving systems, and improved positioning accuracy using environmental sensors and precise maps. This patent portfolio highlights the Company’s commitment to innovation and strengthens its position in the autonomous systems and electric vehicle charging markets.

Segments

Although the Company offers multiple products, the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the consolidated level. There are no segment managers who are held accountable for operating and financial results or the product and service mix offered by the Company.

Components of Results of Operations

Revenue

The Company manufactures smart monitoring visual systems and laser inspection systems. The specifications, functions, and delivery dates vary depending on the demand of customers. The Company recognizes revenue at a point in time or over time when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

Cost of sales

Cost of sales represents all direct and indirect costs associated with the manufacturing of our products. Cost of goods sold consists primarily of direct costs associated with inventory. Cost of sales also includes inventory allocated personnel-related expenses and allocated facilities and overhead costs.

Other operating income

All other operating income consists of government support income. The Company receives grants from local government agencies and public institutions in relation to asset acquisition and research activity that are necessary for the Company’s operating activities. Government grants are either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received.

Selling, general, and administrative expenses

Selling, general and administrative expenses consist of corporate service functions such as finance expense, legal, human resources and information technology, as well as rent, utilities, depreciation, amortization and insurance costs.

Other non-operating income and expense

Other non-operating income primarily includes miscellaneous income, and other expense primarily includes miscellaneous losses of a small amount.

Interest income

Interest income primarily includes realized gain on deposit or loan.

Interest expense

Interest expense primarily consists of interest incurred on our finance leases, financing obligations and outstanding loans.

Gain (loss) on foreign currency

Gain (loss) on foreign currency primarily consists of the translation of monetary assets and liabilities denominated in foreign currencies.

Results of Operations for the Nine Months Ended September 30, 2025 and 2024 (in thousands, except as otherwise noted)

The following table provides our consolidated operating results for the periods indicated and percentage of revenue for each line item.

	Nine Months Ended September 30
	2025		2024		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	196	100.0	402	100.0	(206)	(51.2)
Cost of sales	(204)	(104.1)	(322)	(80.1)	118	(36.6)
Other operating income	130	66.3	280	69.7	(150)	(53.6)
Selling, general and administrative expenses	(437)	(223.0)	(506)	(125.9)	69	(13.6)
Operating loss	(315)	(160.8)	(146)	(36.3)	(169)	115.8
Other non-operating income and losses, net	4	2.0	1	0.2	3	300.0
Income taxes (benefit)*	—	—	—	—	—	—
Net loss from operations	(311)	(158.8)	(145)	(36.1)	(166)	114.5

*	not meaningful

Overall Operating result

For the nine months ended September 30, 2025, revenues decreased by $206 thousand to $196 thousand compared to the prior period. Although cost of sales and selling, general and administrative expenses declined relative to the prior period, these reductions were insufficient to offset the combined impact of lower revenues and a $150 thousand decrease in other operating income. As a result, operating loss increased to $315 thousand for the nine months ended September 30, 2025, compared to $146 thousand in the prior period. The deterioration in operating results was primarily attributable to significantly lower revenue contributions during the period.

Revenues

For the nine months ended September 30, 2025, revenues were $196 thousand, representing a decrease of $206 thousand, or 51.2%, compared to $402 thousand for the nine months ended September 30, 2024. This decrease was primarily attributable to the fact that the contract value of the ten projects completed during the same period in 2024 was higher than that of the ten projects completed during the corresponding period in 2025.

Cost of sales

For the nine months ended September 30, 2025, cost of sales was $204 thousand, representing a decrease of $118 thousand, or 36.6%, compared to $322 thousand for the nine months ended September 30, 2024. This decrease was primarily attributable to lower costs incurred for ongoing projects.

Other operating income

For the nine months ended September 30, 2025, other operating income was $130 thousand, representing a decrease of $150 thousand, or 53.6%, compared to $280 thousand for the nine months ended September 30, 2024. This decrease was primarily attributable to the termination of certain government subsidies.

Selling, general and administrative expenses

For the nine months ended September 30, 2025, selling, general and administrative expenses were $437 thousand, representing a decrease of $69 thousand, or 13.6%, compared to $506 thousand for the nine months ended September 30, 2024. This decrease was primarily due to the decline in revenues and a reduction of approximately 51% in research and development expenses compared to the same period in 2024.

Other non-operating income

For the nine months ended September 30, 2025, other non-operating income consists of interest income of $7 thousand and other income of $2 thousand

Other non-operating expense

For the nine months ended September 30, 2025, interest expense was $5 thousand, reflecting a slight increase from $1 thousand for the nine months ended September 30, 2024. Interest expense primarily arises from long-term borrowings and finance lease liabilities.

Results of Operations for the Years Ended December 31, 2024 and 2023 (in thousands, except as otherwise noted)

The following table provides our consolidated operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31
	2024		2023		Change
	($)	(%)	($)	(%)	($)	(%)
Revenues	488	100.0	473	100.0	15	3.2
Cost of sales	(344)	(70.5)	(445)	(94.1)	101	(22.7)
Other operating income	439	90.0	851	179.9	(412)	(48.4)
Selling, general and administrative expenses	(737)	(151.0)	(1,056)	(223.3)	319	(30.2)
Operating loss	(154)	(31.5)	(177)	(37.5)	23	(13.0)
Other non-operating income and losses, net	3	0.6	5	1.1	(2)	(40.0)
Income taxes (benefit)*	—	—	—	—	—	—
Net loss from operations	(151)	(30.9)	(172)	(36.4)	21	(12.2)

*	not meaningful

Overall Operating result

The Company generated total revenues of $488 thousand, reflecting a modest increase compared to the corresponding period in 2023. Although the Company continued to incur an operating loss of $154 thousand for the twelve months ended December 31, 2024; the operating margin improved from (37.5)% in 2023 to (31.5)% in 2024, primarily attributable to a reduction in research and development expenses relative to the increase in revenues.

Revenues

Revenues were $488 thousand for the twelve months ended December 31, 2024 as compared to $473 thousand for the twelve months ended December 31, 2023, an increase of $15 thousand, or 3.2%. This increase was primarily due to the completion of seventeen projects in the period of 2024, compared to ten projects delivered in the corresponding period of 2023.

Cost of sales

Cost of sales were $344 thousand for the twelve months ended December 31, 2024 as compared to $445 thousand for the twelve months ended December 31, 2023, a decrease of $101 thousand, or 22.7%. This decrease was primarily due to the execution of more profitable projects compared to the previous year.

Other operating income

Other operating income was $439 thousand for the twelve months ended December 31, 2024 as compared to $851 thousand for the twelve months ended December 31, 2023, a decrease of $412 thousand, or (48.4)%. This decrease was primarily due to the termination of certain government subsidies.

Selling, general and administrative expenses

SG&A expenses were $737 thousand for the twelve months ended December 31, 2024 as compared to $1,056 thousand for the twelve months ended December 31, 2023, a decrease of $319 thousand, or 30.2%. The decrease in SG&A expenses, despite an increase in sales compared to the prior period, was mainly attributable to a decrease in research and development expenses, which declined from $830 thousand in 2023 to $495 thousand in 2024, representing a decrease of approximately $335 thousand.

Other non-operating income

Interest income was $10 thousand for the twelve months ended December 31, 2024 as compared to $9 thousand for the twelve months ended December 31, 2023. There was no material variation in 2024 compared to 2023.

Other non-operating expense

Interest expense was $6 thousand for the twelve months ended December 31, 2024 as compared to $5 thousand for the twelve months ended December 31, 2023, an increase of $1 thousand, or 20.0%. Interest expenses are incurred from long-term borrowings and finance lease liabilities. The increase was primarily due to the recognition of new finance lease liabilities in 2024 compared to 2023.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires expenditures for, among other things, the purchase and maintenance of equipment used in our operations. Our short-term and long-term liquidity needs arise primarily from working capital requirements, capital expenditures, including expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow. Our liquidity as of September 30, 2025 is as follows (in thousands):

	September 30,	December 31,
($ in thousands)	2025	2024
Cash and cash equivalents	$641	$554
Working capital	$(44)	$295
Accumulated deficit	$(857)	$(547)

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from operations and additional financing.

Cash Flows

Cash flows associated with operating, investing, and financing activities for the nine months ended September 30, 2025 and 2024 are summarized as follows:

	Nine Months Ended September 30,		Change
($ in thousands)	2025	2024	($)	(%)
Net cash used in operating activities	$(214)	$(67)	(147)	(219.4)
Net cash used in/provided by investing activities	278	(275)	553	201.1
Net cash used in/provided by financing activities	(4)	550	(554)	(100.7)
Net increase/decrease in cash and cash equivalents	$60	$208	148	71.2%

Net Cash Used in/Provided by Operating Activities

For the nine months ended September 30, 2025, cash flows used in operating activities were $214 thousand, compared to $67 thousand used in the prior period, representing an increase of $147 thousand in net cash used. This change was primarily attributable to several factors. Net loss increased from $145 thousand in 2024 to $311 thousand in 2025. However, adjustments for non-cash items increased slightly from $31 thousand to $33 thousand, and changes in assets and liabilities improved from an increase of $46 thousand in 2024 to an increase of $64 thousand in 2025.

Net Cash Provided by Investing Activities

For the nine months ended September 30, 2025, the Company recorded net cash provided by investing activities of $278 thousand, compared to net cash used of $275 thousand during the same period in 2024. In 2024, cash outflows consisted of $333 thousand for the purchase of short-term financial instruments, $111 thousand for loan increases, and $15 thousand in other outflows, partially offset by $184 thousand in proceeds from the disposal of short-term financial instruments. In 2025, cash inflows consisted of $212 thousand from the disposal of short-term financial instruments and $70 thousand from loan collections, partially offset by $4 thousand in other outflows.

Net Cash Used in/Provided by Financing Activities

For the nine months ended September 30, 2025, cash flows used in financing activities were $4 thousand, primarily reflecting repayments of finance lease liabilities. By comparison, for the nine months ended September 30, 2024, the Company generated net cash provided by financing activities of $550 thousand. Cash inflows during the prior period primarily consisted of $338 thousand from a paid-in capital increase and $222 thousand in proceeds from long-term borrowings, partially offset by $9 thousand in repayments of finance lease liabilities and $1 thousand in stock issuance costs.

Cash flows associated with operating, investing, and financing activities for the twelve months ended December 31, 2024 and December 31, 2023 are summarized as follows:

	Year Ended December 31,		Change
	2024	2023	($)	(%)
Net cash used in operating activities	$(88)	$(191)	103	53.9
Net cash used in investing activities	(136)	(200)	64	32.0
Net cash provided by financing activities	555	15	540	3600.0
Net increase (decrease) in cash and cash equivalents	$331	$(376)	707	188.0

Net Cash Used in Operating Activities

Cash flows used in operating activities were $88 thousand for the year ended December 31, 2024 as compared to $191 thousand for the year ended December 31, 2023, a decreased outflow of $103 thousand, or (-)53.9%. The decrease is related to several factors. There was a reduction in net loss from $172 thousand for the year ended December 31, 2023 to $151 thousand for the corresponding period in 2024. Additionally, there was an increase in adjustments for non-cash items, rising from $20 thousand in 2023 to $34 thousand in 2024, and a change in assets and liabilities from a decrease of $39 thousand to an increase of $28 thousand.

Net Cash Used in Investing Activities

Cash flows used in investing activities were $136 thousand for the year ended December 31, 2024 as compared to $200 thousand for the year ended December 31, 2023, a decrease of $64 thousand, or 32.0%. The change was related to several factors. Cash outflows related to the purchase of property, plant, and equipment decreased by $14 thousand, while cash outflows increased by $140 thousand due to the acquisition of short-term financial instruments. At the same time, cash inflows of $291 thousand were generated from the disposition of short-term financial instruments. Additionally, cash outflows decreased by $53 thousand due to the receipt of government grants and by $23 thousand due to lower acquisitions of intangible assets and a smaller increase in leasehold deposits. Furthermore, cash outflows of $462 thousand were incurred due to an increase in loans, partially offset by cash inflows of $389 thousand from the collection of loans.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $555 thousand for the year ended December 31, 2024, primarily due to a cash inflow of $338 thousand from a capital increase through the issuance of new shares, a cash outflow of $2 thousand related to share issuance costs, a cash outflow of $25 thousand from the repayment of finance lease liabilities, and a cash inflow of $244 thousand from proceeds from long-term borrowings.

Debt

The Company borrowed $196 thousand from Hana Bank in South Korea in May 2022. The loan matures in May 2027 and bears an interest rate ranging from 1.06% to 2.04% for the nine months ended September 30, 2025. In connection with this facility loan, the Company provided its building and the attached land as collateral. The building is currently being used as the Company’s research center. The Company also receives a 3% interest rate subsidy from the Cheongju City Government for this loan. Additionally, the Company borrowed $204 thousand from Hana Bank in July 2024. The loan matures in May 2029 and bears an interest rate ranging from 0.46% to 0.51% for the nine months ended September 30, 2025. As of the end of the reporting period, the Company is provided with a payment guarantee from the Korea Technology Finance Corporation and receives a 5.5% interest rate subsidy from the Korea Institute for Advancement of Technology in connection with this loan. Furthermore, in September 2024, the Company borrowed $22 thousand on an interest-free basis from its CEO.

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of September 30, 2025:

($ in thousands)	2025	2026	2027	2028	2029	Total
Operating lease(1)	—	1	1	—	—	2
Finance lease(1)	2	7	7	4	—	20
Debt obligations(2)	—	—	261	135	47	443
Total	2	8	269	139	47	465

(1)	Future lease payment obligations for operating and finance lease liabilities.
(2)	Long-term debt principal repayment obligations for Hana Bank loans and the loan from the Company’s CEO.

There have been no material changes in contractual obligations and commitments since September 30, 2025.

Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a decline in sales associated with the business, the Company incurred a net loss of $311 thousand and net cash outflows from operating activities of $214 thousand for the period ended September 30, 2025. The Company also incurred net losses of $151 thousand and $172 thousand for the years ended December 31, 2024 and 2023, respectively, and net cash outflows from operating activities of $88 thousand and $191 thousand for the same periods. Absent any additional actions, the Company is expected to require further liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The consolidated financial statements included elsewhere in this proxy statement/prospectus have been prepared assuming that we will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact on our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

The Company’s cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. As of September 30, 2025 and December 31, 2024, the Company had $641 thousand and $554 thousand of cash and cash equivalents, respectively. The Company’s investments are exposed to market risk due to fluctuations in interest rates, which may affect its interest income and fair market value of its investments. However, due to the short-term nature of the Company’s investment portfolio, the Company does not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of its portfolio. The Company therefore does not expect its operating results or cash flows to be materially affected by a sudden change in market interest rates.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Summary of Significant Accounting Policies of the accompanying consolidated financial statements of the Company included elsewhere in this proxy statement/prospectus. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest amount of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the consolidated financial statements.

Revenue Recognition

The Company recognizes revenue at a point in time or over time when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

Inventories

Inventories are stated at the lower of cost and net realizable value. The cost of inventories is determined by the specific identification method for raw materials, work in progress and finished goods.

Property, Plant and Equipment and Intangible Assets

Property, plant, and equipment are stated at cost. Plant and equipment under finance leases are stated at the present value of the lease payments. Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 40 years, while the estimated useful life of machinery and equipment, vehicles, furniture and fixtures is 5 years.

Intangible assets are stated at cost. Amortization of intangible assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of patent is 7 years, while the estimated useful life of software is 5 years.

The Company also receives grants from local government agencies and public institutions in relation to research activity. Government grants are either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received.

Foreign Currency

The functional currency of Handa Lab is the Korean won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in “Gain/Loss on foreign currency” in the consolidated statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the “Effect of exchange rate changes on cash and cash equivalents, and restricted cash” in the consolidated statements of cash flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “accumulated other comprehensive income (loss),” a separate component of stockholders’ equity.

Recent Accounting Pronouncements

See Note 1.(23) to the audited annual financial statements for the years ended December 31, 2024 and 2023, which are incorporated by reference into this Current Report on Form 8-K, and Note 1.(4) to the unaudited interim condensed financial statements for the nine months ended September 30, 2025 and 2024, which are included in this Current Report on Form 8-K, for information regarding recently issued accounting pronouncements not yet adopted as of the respective statement of financial position dates.